BRANDES INTERNATIONAL TRUST

                    DISTRIBUTION PLAN PURSUANT TO RULE 12b-1

           This Plan (the "Plan") dated the day of , 1996, is the written plan contemplated by Rule 12b-1 (the "Rule") under the Investment Company Act of 1940 (the "Act") of Brandes International Trust (the "Trust") relating to the series of the Trust named the Brandes International Small Cap Fund (the "Small Cap Fund").

                                 W H E R E A S:

           The Trust is registered as an open-end investment company under the Act, currently has two classes of its shares of beneficial interest (designated Class A Shares and Class B Shares), and the Board of Trustees may establish additional series or classes of its shares in the future.

           There is in existence a Plan covering only the series of the Trust now named the Brandes International Fund (the "International Fund").

           A new series of the Trust, the Small Cap Fund, having separate assets and liabilities has been created.

           It is therefore desirable to have a separate Plan (i.e., this Plan) relating to the Small Cap Fund so that said existing Plan will apply only to the International Fund; this Plan will apply only to the Small Cap Fund.

           The Trust intends to distribute the shares of the Small Cap Fund and desires to adopt a Plan pursuant to Rule 12b-1 under the Act relating to the Small Cap Fund, and the Trustees have determined, in the exercise of their reasonable business judgment and in light of their fiduciary duty, that there is a reasonable likelihood that this Plan will benefit the Trust and the shareholders of the Small Cap Fund.

           The Trust employs Worldwide Value Distributors, Inc. (the "Distributor") as the principal underwriter of the shares of the Small Cap Fund.

           NOW, THEREFORE, in consideration of the foregoing, the Trust hereby adopts this Plan in accordance with Rule 12b-1 under the Act on the following terms and conditions:

           1. Definitions. As used in this Plan, the following terms shall have the following meanings:

                     (a) "Qualified Recipient" shall mean any broker-dealer or other "person" (as that term is defined in the Act) which (i) has entered into a written agreement (a "related agreement") that complies with the Rule with the Trust's Distributor and (ii) has rendered distribution assistance (whether direct, administrative or both) in the distribution of the shares of the Small Cap Fund.

                     (b) "Qualified Holdings" shall mean all shares of the Small Cap Fund beneficially owned by (i) a Qualified Recipient, (ii) the customers (brokerage or other) of a Qualified Recipient, (iii) the clients (investment advisory or other) of a Qualified Recipient, (iv) the accounts as to which a Qualified Recipient has a fiduciary or custodial relationship, and (v) the members of a Qualified Recipient, if such Qualified Recipient is an association or union; provided that the Qualified Recipient shall have been instrumental in the purchase of such Fund by, or shall have provided administrative assistance to, such customers, clients, accounts or members in relation thereto. The Distributor may make final and binding decisions as to all matters relating to Qualified Holdings and Qualified Recipients, including but not limited to (i) the identity of Qualified Recipients; (ii) whether or not any shares of the Small Cap Fund are to be considered as Qualified Holdings of any particular Qualified Recipient; and
           (iii) what shares of the Small Cap Fund, if any, are to be attributed to a particular Qualified Recipient, to a different Qualified Recipient or to no Qualified Recipient.

                     (c) "Qualified Trustees" shall mean the Trustees of the Trust who are not interested persons, as defined in the Act, of the Trust and who have no direct or indirect financial interest in the operation of this Plan or any agreement related to this Plan. While this Plan is in effect, the selection and nomination of Qualified Trustees shall be committed to the discretion of the Trustees who are not interested persons of the Trust. Nothing herein shall prevent the involvement of others in such selection and nomination if the final decision on any such selection and nomination is approved by a majority of such disinterested Trustees.

                     (d)   "Permitted   Payments"   shall  mean  payments  by  a
           Distributor to Qualified Recipients as permitted by this Plan.

          2. Payments Authorized. The Distributor is authorized, pursuant to this Plan, to make Permitted Payments to any Qualified Recipient under a related agreement on either or both of the following bases:

                     (a) as reimbursement for direct expenses incurred in the course of distributing shares of the Small Cap Fund or providing administrative assistance to the Trust or the shareholders of the Small Cap Fund, including, but not limited to, advertising, printing and mailing promotional material, telephone calls and lines, computer terminals, and personnel; and/or

                     (b) at a rate specified in the related agreement with the Qualified Recipient in question based on the average value of the Qualified Holdings of such Qualified Recipient.

           3. Expenses Authorized. The Distributor is authorized, pursuant to this Plan, to make expenditures in connection with advertising and marketing shares of the Small Cap Fund, including but not limited to the purchase of advertising of shares of the Small Cap Fund, payment for sales literature and other promotional material, payments to sales personnel affiliated with either of them and the cost of telemarketing or direct mail solicitations. Any advertising and sales material may include references to other open-end investment companies or other investments and any sales personnel so paid are not required to devote their time solely to the sale of shares of the Small Cap Fund.

           4. Compensation of Distributor. The Trust shall pay to the Distributor a fee to cover its expenses for distribution of the shares of the Small Cap Fund at an annual rate of 0.25 of 1% of the average daily net assets of the Class A Shares, and an annual rate of 0.75% of the average daily net assets of the Class C Shares, of the Small Cap Fund. Payment of this fee shall be subject to any limitations set forth in applicable regulations of the National Association of Securities Dealers, Inc.

           The fees payable to the Distributor are payable even if the amount paid exceeds the actual expenses incurred by the Distributor. If in any year the Distributor's expenses incurred for distribution exceed the distribution fees paid by the Trust to the Distributor, the Distributor will recover such excess only if this Plan continues to be in effect in some later year when the distribution fees exceed the Distributor's expenses. There is no limit on the periods during which unreimbursed expenses may be carried forward, although the Trust is not obligated to repay any unreimbursed expenses that may exist at such time, if any, as this Plan terminates. No interest, carrying or finance charges will be imposed on any amounts carried forward.

           5. Reports. While this Plan is in effect, the Distributor shall report in writing at least quarterly to the Trust's Board of Trustees, and the Board shall review, the amounts expended under the Plan and the purposes for which such expenditures were made.

          6. Effectiveness, Continuation, Termination and Amendment. This Plan has been approved (i) by a vote of the Board of Trustees of the Trust and of the Qualified Trustees, cast in person at a meeting called for the purpose of voting on this Plan; and (ii) by a vote of holders of at least a "majority" (as defined in the Act) of the outstanding voting securities of the Trust. This Plan shall become effective on the date set forth above and, unless terminated as hereinafter provided, shall continue in effect until __________________________, and from year to year thereafter only so long as such continuance is specifically approved at least annually by the Trust's Board of Trustees and its Qualified Trustees cast in person at a meeting called for the purpose of voting on such continuance.

           This Plan may be terminated at any time with respect to either or both of the Class A Shares and Class C Shares of the Small Cap Fund by a vote of a majority of the Qualified Trustees or by the vote of the holders of a "majority" (as defined in the Act) of the outstanding voting securities of the respective Class of the Small Cap Fund.

           This Plan may not be amended to increase materially the amount of payments to be made without shareholder approval, as set forth in (ii) above, and all amendments must be approved in the manner set forth under (i) above.